EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members
ADA-ES, Inc.
NexGen Refined Coal, LLC
GSFS Investments I Corp; and

The Board of Managers
Tinuum Group, LLC:

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statements Nos. 333-143004, 333-144820, 333-159715, 333-164792, 333-184772 and 333-189351 on Form S-8 of our reports dated March 6, 2017 with respect to the balance sheets of Tinuum Group, LLC as of December 31, 2016 and 2015, and the related statements of operations, members' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, included in this Annual Report on the Form 10-K of Advanced Emissions Solutions, Inc., dated March 13, 2017.

/s/ Hein & Associates LLP

Denver, Colorado
March 13, 2017